Exhibit 99.1

November 3, 2011

IDACORP, Inc. Announces Third Quarter 2011 Results,
Annual Earnings Guidance Increased

BOISE-IDACORP, Inc. (NYSE: IDA) reported third quarter 2011 net income attributable to IDACORP of $107.1 million, or $2.16 per diluted share, compared to $67.1 million, or $1.39 per diluted share, in 2010. Year-to-date, IDACORP recorded net income attributable to IDACORP of $157.7 million, or $3.19 per diluted share, compared to $122.4 million, or $2.55 per diluted share, for the first nine months of 2010. The 2011 full-year earnings guidance has been increased to the range of $3.35 to $3.45 per diluted share.

“Our strong third quarter earnings are due, in part, to the recognition of tax benefits associated with Idaho Power's uniform capitalization tax method change,” said IDACORP and Idaho Power Company President and CEO LaMont Keen. “This will benefit both our owners and customers - a welcomed outcome considering this continued weak economy. Also contributing to our results were the effects of rate and regulatory mechanisms, strong hydroelectric conditions, and warmer and drier weather, which increased sales volumes among all customer classes.

“As we look to 2012 and beyond, our filing on November 2, 2011 with the Idaho Public Utilities Commission seeks to extend, with modifications, our existing sharing agreement to potentially benefit Idaho Power and its Idaho customers,” added Keen.

Idaho Power Company, IDACORP's principal subsidiary, reported third quarter 2011 net income of $104.9 million compared to $64.7 million in the third quarter of 2010, and net income of $155.4 million year-to-date 2011 compared to net income of $121.7 million for the same period in 2010. The 2011 third quarter included recognition of a $56.9 million income tax benefit from a tax accounting method change relating to approval of Idaho Power Company's method of uniform capitalization. This method change triggered the sharing mechanism under Idaho Power's January 2010 settlement agreement and resulted in Idaho Power recording an $18.1 million Idaho customer refund. Idaho Power also reversed $6.8 million of additional amortization of accumulated deferred investment tax credits recorded in the first six months of 2011. The net after-tax benefit impact to the quarter is an approximate $40 million increase over the prior year's third quarter.

Performance Summary

A summary of financial highlights for the quarters ended September 30, 2011 and 2010, is as follows (in thousands except per share amounts):

	Quarter ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
General business revenues	$252,313	$266,270	$649,881	$674,293
Total operating revenue	309,630	309,357	796,107	804,073
Total operating expenses	238,237	220,364	640,324	644,428
Income from operations	71,393	88,993	155,783	159,645
Net income attributable to IDACORP	107,067	67,135	157,708	122,407
Average outstanding shares - diluted	49,622	48,252	49,499	48,062
Earnings per diluted share	$2.16	$1.39	$3.19	$2.55

The following table presents a reconciliation of net income attributable to IDACORP, Inc. for the three and nine month periods ended September 30, 2010 to September 30, 2011 (items are in millions and are before tax unless otherwise noted):

	Three months		Nine months
	ended		ended
Net income attributable to IDACORP, Inc. - September 30, 2010		$67.1		$122.4
Change in Idaho Power net income before taxes:
Rate and other regulatory changes, including power cost and fixed cost adjustment mechanisms	$4.3		$25.1
Changes in sales volumes	7.3		9.2
Increased transmission service revenues	2.2		6.7
Increase in other operating and maintenance expenses:
Pension and payroll related expenses	(6.3)		(12.9)
Thermal plant expenses	(1.0)		(6.0)
Other	(5.3)		(2.6)
Other changes in operating income, net	(2.3)		(6.5)
Decrease in revenues as a result of sharing mechanism	(18.1)		(18.1)
Change in Idaho Power operating income	(19.2)		(5.1)
Decrease in earnings at Bridger Coal Company (BCC)	(1.7)		(6.6)
Other net increases	4.6		6.2
Change in additional amortization of accumulated deferred	(6.8)		-
investment tax credits (ADITC)
Tax method changes and related examination settlements	49.5		27.8
Changes in other income tax expense	13.8		11.4
Total increase in Idaho Power net income		40.2		33.7
Other net (decreases) increases, net of tax		(0.2)		1.6
Net income attributable to IDACORP, Inc. - September 30, 2011		$107.1		$157.7

Idaho Power's 2011 net income increased for the third quarter and year-to-date compared to the same periods in 2010 largely as a result of the effect of approval by the U.S. Congress Joint Committee on Taxation (Joint Committee) of the uniform capitalization method agreement with the IRS. Approval of the method change allowed Idaho Power to recognize in the third quarter of 2011 approximately $56.9 million of previously unrecognized tax benefits for tax years 2009 and prior. Idaho Power recognized a $7.4 million benefit from a tax method change in the same period of 2010. The impact of the uniform capitalization method approval triggered the sharing mechanism under Idaho Power's January 2010 settlement agreement with the IPUC Staff and other parties. Idaho Power recorded an $18.1 million provision against current revenues to be refunded or to otherwise benefit customers. The provision reflects the equal sharing of anticipated 2011 Idaho-jurisdiction earnings exceeding the authorized return on year-end equity of 10.5 percent, as is required by the settlement agreement. Idaho Power also reversed in the third quarter of 2011, $6.8 million of additional amortization of ADITC that had been recorded in the first six months of the current year under a separate provision of the January 2010 settlement agreement.

Idaho Power's 2011 third quarter operating income decreased $19.2 million compared to the third quarter of 2010 largely as a result of the triggered sharing mechanism discussed above, as $18.1 million of revenues were reserved for potential refund under the mechanism. Expense increases were largely offset by increased base rates and other regulatory changes as well as increased sales volumes. Pension expense increases were due to incremental amortization of pension costs concurrent with the authorization to recover these costs in revenues. Increased other operating and maintenance expense included a $1.6 million increase in the cost of water leases, which are recovered through the Idaho PCA mechanism.

Year-to-date 2011 operating income was also impacted by the $18.1 million reduction in revenue in the third quarter due to the sharing mechanism, but only decreased $5.1 million compared to the same period in 2010. Changes in rates and other regulatory mechanisms offset most of the reserve for sharing. Increases in base rates and transmission service revenues were partially offset by an increase of $21.5 million in other operations and maintenance (O&M) expenses, such as payroll-related expenses, thermal plant expenses, pension expenses, and hydro license compliance costs. Year-to-date, costs associated with thermal plant maintenance outage activities were largely in line with expectations but higher than 2010.

On June 1, 2010 and 2011, rate orders increasing Idaho base rates and reducing PCA rates were implemented. The net impact of these rate changes collectively reduced Idaho-jurisdiction revenues approximately $12.3 million and $69.9 million for the quarter and year-to-date, respectively. The revenue impact of certain rate changes was directly offset by related changes in operating expense. For example, the PCA rate reductions are offset by reduced PCA amortization expense and reduced net power supply costs (primarily fuel and purchased power, less off-system sales). The rate changes and changes in power supply costs, net of the related PCA mechanisms, increased operating income by approximately $4.3 million and $25.1 million for the third quarter of 2011 and year-to-date 2011 relative to the comparable periods in 2010.

For the third quarter, higher sales volumes increased operating income $7.3 million compared to the third quarter of 2010, largely due to a 4.8 percent, 4.9 percent, and 2.4 percent increase in irrigation, residential, and commercial customer usage, respectively. A decline in precipitation compared with the same period in 2010 caused an increase in irrigation usage. Also, a 24.4 percent increase in cooling degree days when compared to the same period in the prior year drove increased demand for electricity to power residential and commercial air conditioning units. Year-to-date, increased sales volumes improved operating income by $9.2 million. A 19.0 percent increase in cooling degree days year-to-date caused the increased demand.

BCC continued to experience lower than anticipated results, with $1.7 million and $6.6 million lower earnings for the quarter and year-to-date, respectively, primarily resulting from reduced coal deliveries to the Bridger generating plant than the same periods last year and increased mine production costs. Due to the abundance of lower-cost hydroelectric generation and increased wind generation, production at the Bridger generating plant was down 19 percent for the quarter and 25 percent year-to-date compared to the prior year periods. Idaho Power expects BCC coal prices to increase in the fourth quarter of 2011 to bring 2011 more in line with 2010 results.

2011 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is increasing its earnings guidance estimate for 2011 to the range of $3.35 to $3.45 per diluted share, from $2.80 to $2.95 per diluted share. The 2011 guidance incorporates all of the key operating and financial assumptions listed below as well as the benefits from the uniform capitalization tax method change, less an approximate $10 million pre-tax charge that Idaho Power predicts could be recorded in the fourth quarter of 2011 if the terms set forth in Idaho Power's November 2, 2011 Idaho Public Utilities Commission application (relating to an extension and modification of provisions of the January 2010 settlement agreement providing for the sharing mechanism and ability to use certain tax credits below a threshold level return on equity) are accepted, as filed, by December 31, 2011.

The current outlook for 2011 key operating and financial metrics is as follows:

2011 Estimates
		Current(3)	Previous(4)
Idaho Power Operation & Maintenance
	Expense (millions)	No change	$310 - $320
Idaho Power Capital
	Expenditures (millions) (1)	No change	$320 - $330
Idaho Power Hydroelectric
	Generation (million MWh's) (2)	11.0 -11.5	9.5 - 10.5
Non-Regulated Subsidiary Earnings
	and Holding Company Expenses (millions)	No change	$0.0 - $3.0

(1)
The 2011 range for capital expenditures includes amounts for the Langley Gulch power plant, and expenditures for the siting and permitting of major transmission expansions for the Boardman to Hemingway and Gateway West transmission projects, excluding AFUDC.

(2)
The range of estimated hydroelectric generation has been revised to reflect actual hydroelectric generation through September and estimated ranges of hydroelectric generation for the remainder of the year.

(3)	As of November 3, 2011.
(4)	As of August 4, 2011, the date of filing of IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the period ended June 30, 2011.

More detailed financial information will be provided in IDACORP's Quarterly Report on Form 10-Q to be filed today with the Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (617) 597-5327 for listen-only mode. The passcode is 54492939. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.
Background Information

Boise, Idaho-based IDACORP, Inc., formed in 1998, is a holding company comprised of Idaho Power Company, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. To learn more about Idaho Power or IDACORP, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "may result," "may continue," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in such statements include the following: (a) the effect of decisions by regulatory authorities affecting Idaho Power's ability to recover costs and/or earn a reasonable rate of return, or otherwise impacting Idaho Power's operations; (b) the availability of water for hydroelectric generation; (c) changes in costs and availability of materials and fuel, and their impact on the cost of infrastructure maintenance and development, the ability to meet required loads, and on the wholesale energy market in the western United States; (d) availability of required permits and approvals, rights-of-way, and siting, and impediments to contracting, construction, and start-up, for infrastructure development projects; (e) increases in capital expenditures and potential reductions in generation capacity as a result of regulatory conditions that may be imposed on power plant license renewals, or the non-renewal of such licenses; (f) operation of power generation facilities at below expected levels of performance, availability of electrical transmission capacity, and the availability of fuels for power generation at thermal plants and wind for wind power generation, and the ability to integrate wind resources into Idaho Power's power portfolio; (g) disruptions of Idaho Power's transmission system or interconnected transmission systems; (h) costs associated with compliance with current and future laws, regulations, and policies relating to the environment, natural resources, and endangered species; (i) the customer growth rate within Idaho Power's service area; (j) the continuing effects of the weak economy, including on demand for electricity and wholesale market prices; (k) changes in and compliance with laws, policies, and regulations, including new interpretations and enforcement initiatives by regulatory authorities; (l) global climate change and regional weather variations affecting customer demand; (m) weather and other natural phenomena such as earthquakes, floods, droughts, lightning, wind, and fire and their impact on power demand and infrastructure; (n) increases in the costs associated with energy commodity and other derivative instruments; (o) market prices and demand for energy; (p) the ability to obtain debt and equity financing or refinance existing debt when necessary or on favorable terms; (q) general capital market conditions and government regulation that affect the cost of capital, the ability to access the capital markets, financing terms, and postretirement benefit funding obligations; (r) the outcome of litigation and regulatory proceedings, and penalties, settlements, or awards that influence business and profitability; (s) reductions in credit ratings and the resulting impact on access to capital markets; (t) restrictions on the payment of dividends under certain circumstances; (u) changes in tax laws or new interpretations of tax laws, and the availability, use, and regulatory treatment of tax credits; (v) employee workforce factors; and (w) new accounting or Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations or application of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP's and Idaho Power's most recent Annual Report on Form 10-K and reports on Forms 8-K and 10-Q filed with the U.S. Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Christian Lybrook
Director of Investor Relations	Corporate Communication
Phone: (208) 388-2664	Phone: (208) 388-2275
LSpencer@idacorpinc.com	CLybrook@idahopower.com

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